FOR:	International Speedway Corporation
CONTACT:	Investor Relations (386) 681-6516

FOR IMMEDIATE RELEASE

INTERNATIONAL SPEEDWAY CORPORATION ANNOUNCES AN INCREASE IN ITS ANNUAL DIVIDEND
~SHAREHOLDERS APPROVE SLATE OF BOARD OF DIRECTORS~

DAYTONA BEACH, Fla. - April 12, 2018 - International Speedway Corporation (NASDAQ Global Select Market: ISCA; OTC Bulletin Board: ISCB) ("ISC") today announced an increase in its annual dividend and re-election of four members to the Company’s Board of Directors.
ISC declared an annual dividend of $0.47 per share, payable on June 29, 2018, to common stockholders of record on May 31, 2018. The annual dividend for 2018 is an increase of 9.3% over the annual dividend paid in 2017 of $0.43 per share, and marks the 13th consecutive increase in ISC’s annual dividend paid to shareholders.
Separately, at the annual meeting of ISC shareholders, the following members of the Company’s Board of Directors were re-elected to a three-year term:   Lesa France Kennedy, Larry Aiello, Hyatt Brown and Sonia Green.

International Speedway Corporation is a leading promoter of motorsports activities, currently promoting more than 100 racing events annually as well as numerous other motorsports-related activities. The Company owns and/or operates 13 of the nation’s major motorsports entertainment facilities, including Daytona International Speedway® in Florida (home of the DAYTONA 500®); Talladega Superspeedway® in Alabama; Michigan International Speedway® located outside Detroit; Richmond Raceway® in Virginia; Auto Club Speedway of Southern CaliforniaSM near Los Angeles; Kansas Speedway® in Kansas City, Kansas; ISM Raceway near Phoenix, Arizona; Chicagoland Speedway® and Route 66 RacewaySM near Chicago, Illinois; Homestead-Miami SpeedwaySM in Florida; Martinsville Speedway® in Virginia; Darlington Raceway® in South Carolina; and Watkins Glen International® in New York.
The Company also owns and operates Motor Racing NetworkSM, the nation's largest independent sports radio network and Americrown Service CorporationSM, a subsidiary that provides catering services, and food and beverage concessions. In addition, the Company owns ONE DAYTONA, the retail, dining and entertainment development across from Daytona International Speedway, and has a 50 percent interest in the Hollywood Casino at Kansas Speedway. For more information, visit the Company's Web site at www.internationalspeedwaycorporation.com.
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